Exhibit 99.1

STONE ENERGY CORPORATION

Announces Continued Listing of New Shares of Common Stock and Trading Under Ticker “SGY” Following Emergence from Chapter 11 Reorganization

LAFAYETTE, LA. February 24, 2017

Stone Energy Corporation (NYSE: SGY) (“Stone” or the “Company”) today announced that the Company received approval to list its new common stock with the new CUSIP number 861642 403 (the “New Common Shares”) on the New York Stock Exchange (the “NYSE”) under the same NYSE ticker symbol “SGY” as the existing shares of the Company’s issued common stock (the “Existing Shares”), in connection with its anticipated emergence from chapter 11 reorganization in accordance with the Company’s Second Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates, dated December 28, 2016 (the “Plan”) that was confirmed on February 15, 2017 by the United States Court for the Southern District of Texas, Houston Division.

The Company currently expects the Plan to become effective on February 28, 2017, at which point the Company and its debtor affiliates will emerge from bankruptcy (the “Effective Date”); however, there can be no assurance that the effectiveness of the Plan will occur on such date, or at all. The stockholders of record at the close of business on the Effective Date will be entitled to receive New Common Shares as well as warrants with the CUSIP number 861642 114 (the “Warrants”) in accordance with the Plan. All Existing Shares (with the CUSIP number 861642 304) will be cancelled after the close of business on the Effective Date, and the New Common Shares and Warrants will be issued at such time.

Assuming emergence on the Effective Date of February 28, 2017, trading in the New Common Shares is expected to commence on March 1, 2017, under the ticker symbol “SGY,” which is the same trading symbol used for the Company’s common stock previously listed on the NYSE. The Warrants will not be listed on an exchange at this time, but the Company currently expects to list the Warrants on an exchange by the end of March 2017.

Because the Company will retain the ticker symbol “SGY” after the Effective Date of the Plan, holders of Existing Shares, and brokers, dealers and agents effecting trades in Existing Shares, and persons who expect to receive New Common Shares or effect trades in New Common Shares, should take note of the anticipated cancellation of the Existing Shares and issuance of New Common Shares, and the two different CUSIP numbers signifying the Existing Shares and the New Common Shares, in trading or taking any other actions in respect of shares of the Company that trade under the “SGY” ticker.

Pro Forma Equity Ownership Summary

As previously disclosed, under the Plan, assuming emergence on the Effective Date of February 28, 2017, pre-petition holders of the Company’s unsecured notes will receive 19.0 million New Common Shares, representing 95% of the New Common Shares. The pre-petition stockholders will receive 1.0 million New Common Shares, or an equivalent of an approximate 1-for-5.674558 reverse stock split (or 0.176263 New Common Shares for each 1 share of Existing Shares), representing 5% of the New Common Shares. Additionally, the pre-petition stockholders will receive Warrants to purchase 3,529,412 New Common Shares, or approximately 3.529412 Warrants for each 1 New Common Share. This would equate to 0.622009 Warrants for each 1 Existing Share (each based on 5,674,558 Existing Shares issued and outstanding and subject to rounding). The Warrants have an exercise price of $42.04 per share, as the same may be adjusted pursuant to the terms of the Warrants, and a term of four years, unless terminated earlier by their terms upon the consummation of certain business combinations or sale transactions involving the Company.

Each of the foregoing common equity percentages in the reorganized Company is subject to dilution from the exercise of the Warrants described above and a management incentive plan (“MIP”). Shares authorized under the MIP include 2,614,379 shares, of which the Company expects to issue no shares on the Effective Date. The authorized awards may be awarded in the future at the discretion of the Company’s board of directors.

The occurrence of the Effective Date is subject to conditions set forth in the Plan, and the Company can make no assurances as to whether the Effective Date will occur on February 28, 2017, or at all.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, including risks relating to our bank credit facility; the ability to consummate the sale of the Appalachia Properties as contemplated by the purchase and sale agreement; the ability to consummate a plan of reorganization in accordance with the terms of the Plan; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents, the length of time that the Company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to consummate a plan of reorganization in accordance with the terms of the Plan; potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization in accordance with the terms of the Plan; effects of bankruptcy proceedings and emergence from bankruptcy on the market price of the Company’s common stock and on the Company’s ability to access the capital markets, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements. Stone assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins.

Contact:

Jennifer E. Mercer

Epiq Strategic Communications for Stone Energy

310-712-6215

jmercer@epiqsystems.com